Exhibit 99.1

DIGITAL ALLY, INC ANNOUNCES FIRST QUARTER 2022 OPERATING RESULTS

First Quarter 2022 Revenues Improve 306% Compared to 2021

LENEXA, Kansas (May 20, 2022) – Digital Ally, Inc. (Nasdaq: DGLY) (the “Company”), today announced its operating results for the first quarter of 2022. An investor conference call is scheduled for 11:15 a.m. EDT on Tuesday, May 24, 2022 (see details below).

Highlights for the first quarter ended March 31, 2022

●	Total revenues increased in the first quarter 2022 to $10,294,781 from $2,535,829 in the first quarter 2021 an improvement of $7,758,952 (306.0%). The primary reason for the overall revenue increase is an increase of $7,261,469 (1165.1%), in service revenues from 2021 primarily due to revenues generated by the Company’s recent acquisitions and increased service revenues from the Company’s legacy business. The restoration of public events has begun, although slower than anticipated, thus adversely affecting our installation and situational security revenues. Lastly, the Company’s subscription plan model continues to gain traction in the marketplace, resulting in the Company building and recognizing its recurring revenues.

●	On September 1, 2021, the Company completed the acquisition of Goody Tickets, LLC (“Goody Tickets”) and TicketSmarter, LLC (“TicketSmarter”) (collectively the “TicketSmarter Acquisition”). Goody Tickets and TicketSmarter®, are ticket resale marketplaces with seats offered at over 125,000 live events, offering over 48 million tickets for sale through its TicketSmarter.com platform. This acquisition generated additional revenues for the period totaling $6,380,775 in service and product revenues. TicketSmarter revenues are seasonal with the first quarter of the year generally constrained by the ending of college and professional football events and weather conditions for the start of baseball season. This was especially true this year as Major League Baseball experienced a work stoppage which reduced spring training schedules and delayed the opening of the regular season. The Company expects to see further increases in revenues for the remainder of 2022 and beyond attributable to TicketSmarter. The Company is also seeking additional acquisitions that would complement our TicketSmarter Acquisition, although there can be no assurance that we will be successful in that regard.

●

We have recently entered the revenue cycle management business late in the second quarter of 2021 with the formation of our wholly owned subsidiary, Digital Ally Healthcare, Inc. and its majority-owned subsidiary Nobility Healthcare, LLC (“Nobility Healthcare”). Nobility Healthcare completed its first acquisition on June 30, 2021, when it acquired a private medical billing company, and a second acquisition on August 31, 2021 upon the completion of its acquisition of another private medical billing company. On January 1, 2022, the Nobility Healthcare completed the acquisition of 100% of the capital stock of a private dental billing company. Additionally, on February 1, 2022, Nobility Healthcare also completed an asset purchase for a portfolio of a medical billing company. These acquisitions further enhanced the Company’s revenue cycle management operating segment, which provides leading-edge revenue cycle management solutions to medium to large healthcare organizations throughout the country. These acquisitions, along with the revenue cycle management operating segment’s acquisitions that were previously completed in 2021, generated service revenues of $1,903,957 during the three months ended March 31, 2022. The Company expects to see further increases in revenues for 2022 and beyond attributable to Nobility Healthcare.

Our revenue cycle management operating segment is following a roll-up strategy in the medical billing industry. The venture’s acquisition targets include the approximate 6,000 medical billing companies in the United States, most of which are relatively small and closely-held private companies. Each year a portion of these company owners sell because they want to retire or exit the business for other pursuits. The medical billing market is quite fragmented with the largest companies having less than an estimated 5% of the total market. The Company saw the opportunity to form the venture and provide the capital to make acquisitions and pursue the medical billing company roll-up strategy at a faster pace. We expect our revenue cycle management operating segment to continue its track record of providing superior medical billing services and practice management services, as well as executing a profitable roll-up strategy.

●	Overall gross profit for the three months ended March 31, 2022 and 2021 was $1,939,619 and $811,882, respectively, an increase of $1,127,737 (138.9%). The overall increase is attributable to the large overall increase in revenues for the three months ended March 31, 2022 and an increase in the overall cost of sales as a percentage of overall revenues to 81.1% for the three months ended March 31, 2022 from 68.0% for the three months ended March 31, 2021. Our goal is to improve our margins over the longer term based on the expected margins generated by our new revenue cycle management and ticketing operating segments together with our video solutions operating segment and its expected margins from our EVO-HD, DVM-800, VuLink, FirstVu Pro, FirstVu II, FirstVu HD, ThermoVuTM, ShieldTM disinfectants and our cloud evidence storage and management offering, provided that they gain traction in the marketplace and subject to a normalizing economy in the wake of the COVID-19 pandemic. In addition, if revenues from the video solutions segment increase, we will seek to further improve our margins from this segment through expansion and increased efficiency utilizing fixed manufacturing overhead components. We plan to continue our initiative to more efficient management of our supply chain through outsourcing production, quantity purchases and more effective purchasing practices.

●	Selling, general and administrative expense totaled $8,742,957 and $3,677,575 for the three months ended March 31, 2022 and 2021, respectively, an increase of $5,065,382 (137.7%). The increase was primarily attributable to the recent TicketSmarter and medical billing company acquisitions that were not applicable to the three months ended March 31, 2021.

●	During 2021, the Company issued detachable warrants to purchase a total of 42,550,000 shares of Common Stock in association with the two registered direct offerings that were completed which raised total funds of approximately $66.6 million. The underlying warrant agreement terms provide for net cash settlement outside the control of the Company in the event of tender offers under certain circumstances. As such, the Company was required to treat these warrants as derivative liabilities which are valued at their estimated fair value as of their issuance date and at each reporting date with any subsequent changes reported in the consolidated statements of operations as the change in fair value of warrant derivative liabilities. The change in fair value for the three months ended March 31, 2022 totaled $148,171 which was recognized as a gain for the three months ended March 31, 2022 as compared to a gain of $24,552,257 during the three months ended March 31, 2021.

Recent Developments

●	On December 6, 2021, the Board of Directors of the Company authorized the repurchase of up to $10.0 million of the Company’s outstanding common stock under the specified terms of a share repurchase program (the “Program”). Subsequent to March 31, 2022, the Company repurchased 1,280,387 shares of its common stock for $1,415,382, in accordance with the Program. The Program does not obligate the Company to acquire any specific number of shares and shares may be repurchased in privately negotiated and/or open market transactions, including under plans complying with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Since the adoption of this Program, the Company has repurchased a total of 4,890,421 shares of its common stock.

Management Comments

Stanton E. Ross, Chief Executive Officer of Digital Ally, stated, “We are very pleased to report a 306% increase in total revenues for the first quarter of 2022 as compared to the first quarter of 2021. Importantly, we were able to report dramatic improvements in revenue and gross profit through our recent accretive acquisitions beginning in late June of 2021 and continuing through the first quarter of 2022. We are very excited about the market’s recent reaction and level of interest in our recent product announcements within our legacy product lines, consisting of our FirstVu Pro, FirstVu II, and QuickVu docking stations, which are already gaining traction throughout the marketplace, particularly when paired with our subscription plan offerings. We continue to build enthusiasm around the momentum being gained in our revenue cycle management operating segment, as Nobility Healthcare, LLC continues to complete acquisitions through the first quarter of 2022. Specifically, in our revenue cycle management operating segment, we completed one business acquisition in January 2022 along with an asset purchase in February 2022, with a continued pursuit of other acquisitions to complete throughout the remainder of 2022. The numerous acquisitions we have already completed of medical billing companies demonstrates that our roll-up strategy is effective and attractive to potential targets. We look forward to seeing the growth potential of this revenue cycle management operating segment come to fruition and continue throughout 2022 and beyond.”

Ross added: “Additionally, we continue to be thrilled with the addition of TicketSmarter to our growing holdings of solid revenues and growth-potential businesses, as the TicketSmarter Acquisition proved to be accretive to revenues in the first three months of 2022. TicketSmarter generated nearly $6.4 million in revenue over that span, representing almost 62% of the Company’s overall revenues in the first quarter of 2022. TicketSmarter was able to add three very exciting partners to its vast partnership network – Gannett Media/USA Today, Sinclair Broadcast Group and iHeart Media. We are excited to see a full year of results of our operation with these new acquisitions and the exciting opportunities and synergies we can utilize throughout the Company. We believe shareholders will benefit from TicketSmarter’s long-term value based on the attractive price the Company paid, in comparison to the multiples commanded by similar public companies. We continue to have substantial liquid resources available to us that will enable us to pursue organic expansion of our legacy business as well as potential acquisitions. As discussed, we have already put these resources to work and plan to continue pursuing and reviewing several opportunities; however, we are proceeding cautiously given the current environment and future uncertainties. We will inform our investors as we attempt to take advantage of new business opportunities and to expand our existing business lines to benefit the Company and its shareholders for the remainder of 2022 and beyond.”

2022 Operating Results

For the three months ended March 31, 2022, our total revenue increased by 306% to approximately $10.3 million, compared with revenue of approximately $2.5 million for the three months ended March 31, 2021.

Gross profit increased 138.9% to $1,939,619 for the three months ended March 31, 2022 versus $811,882 for the three months ended March 31, 2021. The overall increase is attributable to the 306% overall increase in revenues for the three months ended March 31, 2022, partially offset by an increase in the overall cost of sales as a percentage of overall revenues to 81.2% for the three months ended March 31, 2022 from 68.0% for the three months ended March 31, 2021.

Selling, general and administrative expenses increased approximately 138% to $8,742,957 in the three months ended March 31, 2022 versus $3,677,575 in 2021. The increase was primarily attributable to the recent acquisitions completed in 2021 and first quarter 2022. Our selling, general and administrative expenses as a percentage of sales decreased to 85% for the first quarter 2022 compared to 145% in the same period in 2021.

We reported an operating loss of ($6,803,338) for the three months ended March 31, 2022, compared to an operating loss of ($2,865,693) in the same period of 2021.

Total other income decreased to $105,096 for the three months ended March 31, 2022, compared to total other income of $24,587,551 in the same period 2021. The decrease in other income was attributable to the $148,171 change in fair value of warrant derivative liabilities reported in the first quarter 2022, compared to the $24,552,257 change in the same period of 2021. The change in fair value of warrant derivative liabilities was related to reductions in the value of the detachable common stock purchase warrants issued in conjunction with the two registered direct offerings we completed in 2021.

We reported net loss attributable to common stockholders of ($6,600,148), or ($0.13) per share, in the three months ended March 31, 2022 compared to $21,721,859, or $0.49 per share, in the same period in 2021. No income tax provision or benefit was recorded in the either first quarter 2022 or 2021 as the Company has maintained a full valuation reserve on its deferred tax assets.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. EDT on Tuesday May 24, 2022, to discuss its operating results for the first quarter of 2022, developments related to its three operating segments, which includes the Company’s recent acquisitions, and other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID #8977727 a few minutes before 11:15 a.m. EDT on Tuesday May 24, 2022.

A replay of the conference call will be available two hours after its completion, from May 24, 2022 until 11:59 p.m. on July 24, 2022 through our company website.

For additional news and information please visit DigitalAllyCompanies.com or follow additional Digital Ally Inc. social media channels here:

Facebook | Instagram | LinkedIn | Twitter

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: (1) our losses in recent years, including during fiscal 2020 and 2019; (2) economic and other risks for our business from the effects of the COVID-19 pandemic, including the impacts on our law-enforcement and commercial customers, suppliers and employees and on our ability to raise capital as required; (3) our ability to increase revenues, increase our margins and return to consistent profitability in the current economic and competitive environment; (4) our operation in developing markets and uncertainty as to market acceptance of our technology and new products; (5) the availability of funding from federal, state and local governments to facilitate the budgets of law enforcement agencies, including the timing, amount and restrictions on such funding; (6) our ability to deliver our new product offerings, such as the Shield™ disinfectant/sanitizers products and ThermoVU™ temperature screening systems, whether such new products perform as planned or advertised and whether they will help increase our revenues, particularly as the COVID-19 pandemic begins to subside; (7) whether we will be able to increase the sales, domestically and internationally, for our products in the future; (8) our ability to maintain or expand our share of the market for our products in the domestic and international markets in which we compete, including increasing our international revenues; (9) our ability to produce our products in a cost-effective manner; (10) competition from larger, more established companies with far greater economic and human resources; (11) our ability to attract and retain quality employees; (12) risks related to dealing with governmental entities as customers; (13) our expenditure of significant resources in anticipation of sales due to our lengthy sales cycle and the potential to receive no revenue in return; (14) characterization of our market by new products and rapid technological change; (15) our dependence on sales of our EVO-HD, DVM-800, DVM-250 and FirstVU products; (16) that stockholders may lose all or part of their investment if we are unable to compete in our markets and return to profitability; (17) defects in our products that could impair our ability to sell our products or could result in litigation and other significant costs; (18) our dependence on key personnel; (19) our reliance on third-party distributors and sales representatives for part of our marketing capability; (20) our dependence on a few manufacturers and suppliers for components of our products and our dependence on domestic and foreign manufacturers for certain of our products; (21) our ability to protect technology through patents and to protect our proprietary technology and information, such as trade secrets, through other similar means; (22) our ability to generate more recurring cloud and service revenues; (23) risks related to our license arrangements; (24) the fluctuation of our operation results from quarter to quarter; (25) sufficient voting power by coalitions of a few of our larger stockholders, including directors and officers, to make corporate governance decisions that could have a significant effect on us and the other stockholders; (26) the issuance or sale of substantial amounts of our common stock, or the perception that such sales may occur in the future, which may have a depressive effect on the market price of our securities; (27) potential dilution from the issuance of common stock underlying outstanding options and warrants; (28) our additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock; (29) the volatility of our stock price due to a number of factors, including, but not limited to, a relatively limited public float; and (30) our ability to integrate and realize the anticipated benefits from acquisitions These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “projects,” “should,” or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. It does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its Quarterly Report on Form 10-Q for the three months ended March 31, 2022 and in its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or

Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2022 AND DECEMBER 31, 2021

	March 31, 2022 (Unaudited)	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$20,561,116	$32,007,792
Accounts receivable – trade, net	3,622,209	2,727,052
Other receivables (including $158,384 due from related parties – March 31, 2022 and $158,384 – December 31, 2021, refer to Note 19)	1,979,885	2,021,813
Inventories, net	9,405,920	9,659,536
Prepaid expenses	10,272,310	9,728,782

Total current assets	45,841,440	56,144,975

Property, plant, and equipment, net	8,480,180	6,841,026
Goodwill and other intangible assets, net	19,016,683	16,902,513
Operating lease right of use assets, net	1,051,139	993,384
Other assets	4,636,576	2,107,299

Total assets	$79,026,018	$82,989,197

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,726,667	$4,569,106
Accrued expenses	1,061,821	1,175,998
Current portion of operating lease obligations	402,313	373,371
Contract liabilities – current portion	1,788,721	1,665,519
Debt obligations – current portion	662,717	389,934
Warrant derivative liabilities	14,698,761	14,846,932
Income taxes payable	16,827	1,827

Total current liabilities	26,357,827	23,022,687

Long-term liabilities:
Debt obligations – long term	1,249,347	727,278
Operating lease obligation – long term	717,021	688,207
Contract liabilities – long term	3,221,537	2,687,786

Total liabilities	31,545,732	27,125,958

Commitments and contingencies

Stockholders’ Equity:
Common stock, $0.001 par value per share; 100,000,000 shares authorized; shares issued: 49,728,357 shares issued – March 31, 2022 and 50,904,391 shares issued – December 31, 2021	49,728	50,904
Additional paid in capital	124,820,428	124,426,379
Noncontrolling interest in consolidated subsidiary	(57,333)	56,453
Accumulated deficit	(77,332,537)	(68,670,497)

Total stockholders’ equity	47,480,286	55,863,239

Total liabilities and stockholders’ equity	$79,026,018	$82,989,197

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT

ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2022 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED

MARCH 31, 2022 AND 2021

(Unaudited)

	Three months ended March 31, 2022	Three months ended March 31, 2021
Revenue:
Product	$2,410,060	$1,912,577
Service and other	7,884,721	623,252

Total revenue	10,294,781	2,535,829

Cost of revenue:
Product	2,822,051	1,561,310
Service and other	5,533,111	162,637

Total cost of revenue	8,355,162	1,723,947

Gross profit	1,939,619	811,882

Selling, general and administrative expenses:
Research and development expense	498,000	448,965
Selling, advertising and promotional expense	2,779,404	596,755
General and administrative expense	5,465,553	2,631,855

Total selling, general and administrative expenses	8,742,957	3,677,575

Operating loss	(6,803,338)	(2,865,693)

Other income (expense):
Interest income	71,362	41,686
Interest expense	(17,009)	(1,428)
Other income	43,440	—
Change in fair value of contingent consideration promissory notes	(56,050)	—
Change in fair value of short-term investments	(84,818)	(4,964)
Change in fair value of warrant derivative liabilities	148,171	24,552,257

Total other income	105,096	24,587,551

Income (loss) before income tax benefit	(6,698,242)	21,721,858
Income tax benefit	—	—

Net income (loss)	(6,698,242)	21,721,858

Net loss attributable to noncontrolling interests of consolidated subsidiary	98,094	—

Net income (loss) attributable to common stockholders	$(6,600,148)	$21,721,858

Net income (loss) per share information:
Basic	$(0.13)	$0.49
Diluted	$(0.13)	$0.49

Weighted average shares outstanding:
Basic	50,931,047	44,766,135
Diluted	50,931,047	44,766,135

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT

ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2022 FILED WITH THE SEC)